Exhibit 99.1

FOR RELEASE April 26, 2005; 6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports First Quarter 2005 Results

PORTLAND, Ore. — April 26, 2005 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the first quarter of 2005 of $1.52 per diluted share, or a 2.7% increase compared to net income of $1.48 per diluted share for the first quarter of 2004. Net income was $43.6 million for each of the first quarters of 2005 and 2004. After-tax net capital losses were $0.8 million for the first quarter of 2005, compared to after-tax net capital gains of $2.9 million for the first quarter of 2004.

Net income excluding after-tax net capital losses was $1.55 per diluted share for the first quarter of 2005, or a 12.3% increase compared to $1.38 per diluted share for the first quarter of 2004. (See discussion of non-GAAP financial measures below.) Factors contributing to the first quarter of 2005 results included premium growth, continued favorable claims experience and higher operating expenses.

“We are pleased with our first quarter financial results, which include strong sales, solid premium growth and a continued favorable benefit ratio in our Employee Benefits segment,” said Eric E. Parsons, chairman, president and chief executive officer. “The quarterly results also reflect an increase in operating expenses, which included investments in our technology infrastructure to accommodate future growth, and higher commissions resulting from strong sales in the last two quarters.”

Operating expenses for the first quarter of 2005 were $86.5 million, or a 19.0% increase compared to $72.7 million for the first quarter of 2004. The increase in operating expenses primarily was to support business growth as evidenced by premium growth. In addition, operating expenses for the first quarter of 2005 included an increase of approximately $5 million in expenses related to information technology to support our focus on the Company’s customer service and product delivery platforms.

Business Segments First Quarter Results

Employee Benefits

The Employee Benefits segment reported income before income taxes of $58.0 million for the first quarter of 2005, or a 15.8% increase compared to $50.1 million for the first quarter of 2004.

Premiums for the Employee Benefits segment, excluding experience rated refunds, were $429.3 million for the first quarter of 2005, or a 12.3% increase compared to $382.4 million for the first quarter of 2004, reflecting strong sales and customer retention. Experience rated refunds, which are refunds to certain large group contract holders based on favorable claims experience, were $8.0 million for the first quarter of 2005 compared to $4.4 million for the first quarter of 2004. Experience rated refunds can vary greatly from quarter to quarter depending on the underlying experience of the particular contracts.

Sales, reported as annualized new premiums, were $42.1 million for the first quarter of 2005, or a 28.7% increase compared to $32.7 million for the first quarter of 2004.

Continued favorable claims experience for the first quarter of 2005 resulted in a benefit ratio in the Employee Benefits segment of 77.4% (when benefits to policyholders and interest credited are measured as a percentage of premiums) compared to 79.7% for the first quarter of 2004. Benefits to policyholders for the first quarter of 2004 included a $9 million reserve established as a result of a pricing miscalculation on long term disability contracts with one large Employee Benefits customer. The benefit ratio for the first quarters of 2005 and 2004 also included the release of approximately $3 million of reserves as a result of our ongoing assessment of claims recovery patterns. Should these favorable and sustainable claims recovery patterns continue, the Company may release up to $3 million in reserves per quarter for the first three quarters of 2005 for a total of up to $9 million pre-tax in 2005. Claims experience can fluctuate widely from quarter to quarter.

Changing interest rates can affect the discount rate used to establish the Company’s long term disability reserves. Based on the Company’s current size, a 25 basis point change in the discount rate would result in a quarterly change of approximately $2 million in pre-tax income. In the first quarter of 2005, the Company maintained its discount rate used to establish its long term disability reserves at 5.0%.

Individual Insurance

The Individual Insurance segment reported income before income taxes of $7.2 million for the first quarter of 2005, or a 35.7% decrease compared to $11.2 million for the first quarter of 2004. Income before income taxes for the first quarter of 2004 was higher due to unusually favorable claims experience as measured by the benefit ratio for this segment (which is the ratio of benefits to policyholders to total premiums). The benefit ratio for this segment was 87.2% for the first quarter of 2005, compared to 78.6% for the first quarter of 2004. Generally, the Company expects the benefit ratio to trend down over time to reflect the growth outside of the large block of individual disability business assumed in 2000 from Minnesota Life Insurance Company, and the corresponding shift in revenues from net investment income to premiums. Claims experience can fluctuate widely from quarter to quarter.

Premiums for this segment were $26.5 million for the first quarter of 2005, or an 18.3% increase compared to $22.4 million for the first quarter of 2004. Individual disability sales for the first quarter of 2005, measured by annualized new premiums, were $4.4 million, or a 10.0% increase compared to $4.0 million for the first quarter of 2004.

Individual fixed-rate annuity sales were $20.0 million and $54.5 million for the first quarters of 2005 and 2004, respectively. The $34.5 million decrease was due largely to competition from shorter-term investment products and equity-indexed products.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $1.5 million for the first quarter of 2005, compared to $1.7 million for the first quarter of 2004. Income before income taxes for the first quarter of 2005 reflected higher commissions and bonuses, partially offset by higher fees earned from assets under management. Assets under management increased to $3.52 billion at March 31, 2005, compared to $2.76 billion a year ago. The increase in assets under management was due to strong deposit growth and customer retention.

Other

StanCorp’s other businesses reported income before income taxes of $0.2 million and $4.2 million for the first quarters of 2005 and 2004, respectively. Income before income taxes for the first quarter of 2005 included net capital losses of $1.2 million. Income before income taxes for the first quarter of 2004 included net capital gains of $4.5 million.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”). SMI originated $244.8 million of commercial mortgage loans in the first quarter of 2005, or a 38.5% increase compared to $176.8 million for the same period in 2004.

Investments

At March 31, 2005, the Company’s investment portfolio consisted of 59% fixed maturity securities, 40% commercial mortgage loans, and 1% real estate.

The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at March 31, 2005. The Company recorded an impairment of $2.0 million on a portion of its General Motors bond holdings at March 31, 2005. The impairment related to $16.5 million of the holdings which generally had longer maturities, and which the Company anticipates selling in the second quarter of 2005. The Company’s holdings also include $13.8 million in General Motors bonds, with maturities of five years or less, that the Company expects to hold to maturity.

Mortgage loan prepayment fees were $2.7 million for the first quarter of 2005, compared to $2.9 million for the first quarter of 2004. At March 31, 2005, there were no delinquent mortgage loans.

Shares Outstanding

Diluted weighted average shares outstanding for the first quarters of 2005 and 2004 were 28.7 million and 29.5 million, respectively. During the first quarter of 2005, StanCorp repurchased 135,400 shares at a total cost of $11.2 million for a volume weighted-average price of $82.56 per common share. At March 31, 2005, the Company had 1.3 million shares remaining under its current repurchase program, which expires December 31, 2005.

2005 Guidance

The Company expects to meet its long-term premium growth objective of 10% to 12% in 2005.

For 2005, the Company re-affirms its estimated range of $6.65 to $6.85 for net income per diluted share excluding after-tax net capital gains and losses. This estimate reflects a growth rate of 4% to 7%, which excludes $0.23 per share in 2004 tax benefits. This range is below our long-term objective for growth in net income per diluted share excluding after-tax net capital gains and losses of 12% to 15%. The Company’s guidance contemplates the April 2005 Bloomberg survey of economists’ median forecast of a 75 basis point increase in the ten year Treasury rate from December 31, 2004 through the end of 2005.

The Company also reaffirms its long-term objective of achieving a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% in 2005.

For more information about factors that may change the Company’s 2005 financial results, see Forward-Looking Information.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles) measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 29,400 group insurance policies in force covering about 6.9 million employees as of March 31, 2005. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s first quarter 2005 results today, April 26, 2005, at noon Eastern time (9:00 a.m.

Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 17, 2005.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code 2201044. The replay will be available through May 8, 2005.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under management including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in morbidity, mortality and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) adverse experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) integration and performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength ratings; (xviii) changes in the regulatory environment at the state or federal level, including developments of industry investigations regarding insurance broker compensation and insolvency assessments and guaranty association assessments; (xix) adverse findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk inherent in group life products; (xxiv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxv) events of terrorism, natural disasters, or other catastrophic events; and (xxvi) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(503) 321-7051

E-mail: Ttozer@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended March 31,
	2005	2004
	Unaudited
Revenues:
Premiums:
Employee Benefits	$421.3	$378.0
Individual Insurance	26.5	22.4
Retirement Plans	7.4	6.3

Total premiums	455.2	406.7

Net investment income:
Employee Benefits	63.5	62.3
Individual Insurance	28.5	27.9
Retirement Plans	15.7	14.3
Other	10.2	7.2

Total net investment income	117.9	111.7
Net capital gains (losses)	(1.2)	4.5
Other	2.0	1.6

Total revenues	573.9	524.5

Benefits and expenses:
Benefits to policyholders	349.5	319.4
Interest credited	20.1	18.3
Operating expenses	86.5	72.7
Commissions and bonuses	44.7	38.0
Premium taxes	7.9	7.2
Interest expense	4.4	4.4
Net increase in deferred acquisition costs and value of business acquired	(6.1)	(2.7)

Total benefits and expenses	507.0	457.3

Income before income taxes:
Employee Benefits	58.0	50.1
Individual Insurance	7.2	11.2
Retirement Plans	1.5	1.7
Other	0.2	4.2

Total income before income taxes	66.9	67.2

Income taxes	23.3	23.6

Net income	43.6	43.6

Other comprehensive income (loss), net of tax:
Unrealized capital gains (losses) on securities available for sale, net	(48.8)	58.8
Reclassification adjustment for net capital gains included in net income, net	(1.1)	(2.7)

Total	(49.9)	56.1

Comprehensive income (loss)	$(6.3)	$99.7

Net income per common share:
Basic	$1.54	$1.49
Diluted	1.52	1.48

Weighted-average common shares outstanding:
Basic	28,360,966	29,170,374
Diluted	28,693,506	29,537,927

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2005	December 31, 2004
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,406.7	$4,412.5
Commercial mortgage loans, net	3,018.6	2,948.2
Real estate, net	72.2	72.2
Policy loans	4.2	4.2

Total investments	7,501.7	7,437.1
Cash and cash equivalents	46.6	45.3
Premiums and other receivables	84.9	77.8
Accrued investment income	88.2	82.7
Amounts recoverable from reinsurers	883.7	887.9
Deferred acquisition costs and value of business acquired, net	226.4	218.8
Property and equipment, net	80.8	78.3
Other assets	42.2	45.5
Separate account assets	2,438.5	2,338.6

Total assets	$11,393.0	$11,212.0

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,537.2	$4,484.6
Other policyholder funds	2,466.1	2,400.9
Deferred tax liabilities	92.3	115.1
Short-term debt	0.2	0.2
Long-term debt	258.0	258.1
Other liabilities	214.9	213.4
Separate account liabilities	2,438.5	2,338.6

Total liabilities	10,007.2	9,810.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 28,344,053 and 28,444,839 shares issued at March 31, 2005 and December 31, 2004, respectively	609.2	618.2
Accumulated other comprehensive income	86.2	136.1
Retained earnings	690.4	646.8

Total shareholders’ equity	1,385.8	1,401.1

Total liabilities and shareholders’ equity	$11,393.0	$11,212.0

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended March 31,
	2005	2004
	Unaudited
Benefit ratio:
% of total segment revenues:
Employee Benefits (including interest credited)	67.0%	68.2%
Individual Insurance	41.9	34.9
% of total segment premiums:
Employee Benefits (including interest credited)	77.4%	79.7%
Individual Insurance	87.2	78.6

Reconciliation of non-GAAP financial measures:
Total premiums	$455.2	$406.7
Experience rated refunds*	(8.0)	(4.4)

Total premiums adjusted to exclude experience rated refunds	$463.2	$411.1

Net income	$43.6	$43.6
After-tax net capital gains (losses)	(0.8)	2.9

Net income excluding after-tax net capital gains (losses)	$44.4	$40.7

Net capital gains (losses)	$(1.2)	$4.5
Taxes on net capital gains (losses)	(0.4)	1.6

After-tax net capital gains (losses)	$(0.8)	$2.9

Diluted earnings per common share:
Net income	$1.52	$1.48
After-tax net capital gains (losses)	(0.03)	0.10

Net income excluding after-tax net capital gains (losses)	$1.55	$1.38

Shareholders’ equity	$1,385.8	$1,398.6
Accumulated other comprehensive income	86.2	216.4

Shareholders’ equity excluding accumulated other comprehensive income	$1,299.6	$1,182.2

Net income return on average equity	12.5%	12.9%
Net income return on average equity (excluding accumulated other comprehensive income)	13.6	15.0
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income)	13.9	14.0

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$49.6	$62.6
Net gain from operations after federal income taxes and before realized capital gains (losses)	32.5	34.3

	March 31, 2005	December 31, 2004
	Unaudited
Capital and surplus	$970.0	$942.5
Asset valuation reserve	76.7	73.8

*	Adjustments on certain large group insurance contracts that are based on claims experience in the Employee Benefits segment.